Exhibit 10.14

COMPLETION GUARANTY

THIS COMPLETION GUARANTY, dated as of December 14, 2004 (this “Guaranty”), is made by WYNN COMPLETION GUARANTOR, LLC, a Nevada limited liability company (“Completion Guarantor”), in favor of DEUTSCHE BANK TRUST COMPANY AMERICAS, as the administrative agent acting on behalf of itself and the Bank Lenders pursuant to the Bank Credit Agreement (together with its successors and assigns in such capacity, the “Bank Agent”), U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee under the 2014 Notes Indenture (together with its successors and assigns in such capacity, the “2014 Notes Indenture Trustee”), and each other Agent Beneficiary (as defined below) from time to time party to the Intercreditor Agreement. This Guaranty is made and delivered pursuant to the Master Disbursement Agreement (the “Disbursement Agreement”), dated as of even date herewith, among Wynn Las Vegas, LLC, a Nevada limited liability company (the “Company”), the Bank Agent, the 2014 Notes Indenture Trustee and Deutsche Bank Trust Company Americas, as the disbursement agent (together with its successors and assigns in such capacity, the “Disbursement Agent”). The Bank Agent, the 2014 Notes Indenture Trustee, the Bank Lenders, and the 2014 Noteholders under their respective “Facility Agreements” (such term as used in this Guaranty having the meaning given in the Intercreditor Agreement), together with any “Project Credit Parties” that are from time to time parties to the Intercreditor Agreement pursuant to Section 10.15 thereof and any “First Lien Secured Party” or “Second Lien Secured Party” represented by any such “Project Credit Party” (each such term as used in this Guaranty having the meaning given in the Intercreditor Agreement), are hereinafter referred to as the “Lender Beneficiaries”. The Bank Agent, the 2014 Notes Indenture Trustee and any other “Project Credit Parties” as provided in the foregoing sentence are hereinafter referred to as the “Agent Beneficiaries”. Except as otherwise specified in this Guaranty, capitalized terms used but not defined herein shall have the respective meanings given them in Exhibit A to the Disbursement Agreement, and the Rules of Interpretation contained in said Exhibit A shall apply hereto.

RECITALS

A. Phase I Project. The Company is constructing and plans to own and operate Wynn Las Vegas, an approximately 2,700-room hotel, casino, golf course and entertainment complex with related ancillary facilities, located on the site of the former Desert Inn Resort & Casino (the “Phase I Project”).

B. Phase II Project. The Company may develop, construct, own and operate an expansion of the Phase I Project, consisting of an approximately 1,500-suite hotel tower, additional casino space and additional restaurants, a spa, swimming pools, and retail and convention space with related ancillary facilities, located on approximately 20 acres of land adjacent to the Phase I Project, tentatively named “Encore at Wynn Las Vegas” (the “Phase II Project” and, collectively with the Phase I Project, the “Projects”).

C. 2014 Notes Indenture. Concurrently herewith, the Company, Wynn Las Vegas Capital Corp., a Nevada corporation (“Capital Corp.”), certain guarantors party thereto and the 2014 Notes Indenture Trustee have entered into the First Mortgage Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time, including any permitted refinancings thereof, the “2014 Notes Indenture”), pursuant to which the Company and Capital Corp. will issue the 2014 Notes, as more particularly described therein.

D. Bank Credit Facility. Concurrently herewith, the Company, the Bank Agent, the Bank Lenders and the other parties thereto have entered into the Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, including any permitted refinancings thereof, the “Bank Credit Agreement”), pursuant to which the Bank Lenders have agreed, subject to the terms thereof, to provide the Bank Credit Facility to the Company to finance a portion of the costs related to the Projects and for working capital and general corporate purposes, as more particularly described therein.

E. Disbursement Agreement. Concurrently herewith, the Company, the Bank Agent, the 2014 Notes Indenture Trustee and the Disbursement Agent have entered into the Disbursement Agreement in order to set forth, among other things, (a) the mechanics for and allocation of the Company’s request for advances under the various Facilities and from the Company’s Funds Account and (b) the conditions precedent to the Closing Date, to the initial advance and to subsequent advances.

F. Requirement of Guaranty. The Funding Agents, the Lenders and the Disbursement Agent have agreed to enter into and consummate the transactions contemplated under the respective Facility Agreements and the Disbursement Agreement on the condition that Completion Guarantor guarantee certain of the Company’s obligations as provided herein.

G. Benefit to Completion Guarantor. Completion Guarantor is a wholly owned subsidiary of the Company and acknowledges that it will benefit, directly and indirectly, if the Funding Agents, the Lenders and the Disbursement Agent enter into the respective Facility Agreements and the Disbursement Agreement to be entered into concurrently with this Guaranty.

H. Concurrent Obligations. The obligations of Completion Guarantor hereunder are being incurred concurrently with the respective obligations of the Company and the other Loan Parties under the Financing Agreements:

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Funding Agents, the Lenders and the Disbursement Agent to enter into the Facility Agreements and the Disbursement Agreement to be entered into concurrently herewith, Completion Guarantor hereby consents and agrees (and each of the other parties hereto agrees and accepts) as follows:

1. Guaranty.

(a) The undersigned Completion Guarantor, as primary obligor and not merely as surety, unconditionally and irrevocably guarantees to each of the Bank Agent, the 2014 Notes Indenture Trustee and any other Agent Beneficiary (i) the performance by the Company of its obligation under the Disbursement Agreement to achieve (A) Final Completion with respect to the Phase I Project and (B) if the Phase II Approval Date occurs on or prior to the Phase II Revolving Commitment Sunset Date, Final Completion with respect to the Phase II Project, (ii) the payment and performance when due, whether by acceleration or otherwise, of the full amount of any and all obligations and liabilities of the Company under Sections 5.5.1 and 5.5.3 of the Disbursement Agreement (the “Relevant Provisions”), and (iii) the payment and performance when due of all other “Secured Obligations” (as defined in the Intercreditor Agreement) of the Loan Parties under each Facility Agreement, whether by acceleration or otherwise, together with all reasonable expenses incurred by the Disbursement Agent or the Lender Beneficiaries in enforcing any of such obligations and liabilities or the terms hereof, including, without limitation, reasonable fees and expenses of legal counsel (collectively, the “Obligations”), and agrees that if for any reason the Company shall fail to pay or perform when due any of such Obligations, Completion Guarantor will pay or perform the same forthwith. Notwithstanding any other provision hereof, Completion Guarantor’s aggregate liability under this Section 1(a), excluding any amounts payable under

Section 18 below and any amounts transferred from the Completion Guaranty Deposit Account to the Company’s Funds Account pursuant to Section 2(e) below, shall in no event exceed Fifty Million Dollars ($50,000,000) plus (x) the amount, if any, required to be deposited by Completion Guarantor in the Completion Guaranty Deposit Account in order for the Company to comply with Section 5.1.3 of the Disbursement Agreement less (y) any amounts released to the Company on the Final Completion Date for the Phase I Project in accordance with Section 2.9.2 of the Disbursement Agreement (the “Liability Cap”). Completion Guarantor waives notice of acceptance of this Guaranty and of any obligation to which it applies or may apply under the terms hereof, and waives diligence, presentment, demand of payment, notice of dishonor or non-payment, protest, notice of protest, of any such obligations, suit or taking other action by the Disbursement Agent or any Lender Beneficiary against, and giving any notice of default or other notice to, or making any demand on, any party liable thereon (including Completion Guarantor).

(b) This Guaranty is an absolute, unconditional, continuing and irrevocable guaranty of payment and not of collectibility and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part the Company’s liabilities and obligations to the Lender Beneficiaries and the Disbursement Agent. Subject to the Liability Cap set forth in Section 1(a) above, if the Company shall fail to pay any of the Obligations as and when they are due, Completion Guarantor shall forthwith pay such Obligations in immediately available funds (provided that any amounts withdrawn from the Completion Guaranty Deposit Account pursuant to Section 2 below (other than clause (c) thereof) shall serve to satisfy such obligation). Each failure by the Company to pay any Obligations shall give rise to a separate cause of action herewith, and separate suits may be brought hereunder as each cause of action arises.

(c) Any Lender Beneficiary may, in accordance with the Financing Agreements or any other Facility Agreement, at any time and from time to time (whether or not after revocation or termination of this Guaranty) without the consent of or notice to Completion Guarantor, except such notice as may be required by the Financing Agreements or any other Facility Agreement or applicable law which cannot be waived, without incurring responsibility to Completion Guarantor, without impairing or releasing the obligations of Completion Guarantor hereunder, upon or without any terms or conditions and in whole or in part, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation, or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof or in any manner modify, amend or supplement the terms of any Facility Agreement or any other Facility Agreement, the Disbursement Agreement (including the Relevant Provisions) or any documents, instruments or agreements executed in connection therewith (in each case, with the consent of the Company if required by such documents) and the guaranty herein made shall apply to the Obligations as so changed, extended, renewed, modified, amended, supplemented or altered in any manner; (ii) exercise or refrain from exercising any rights against the Company or others (including Completion Guarantor) or otherwise act or refrain from acting; (iii) add or release any other guarantor from its obligations without affecting or impairing the obligations of Completion Guarantor hereunder; (iv) settle or compromise any Obligations and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to any Lender Beneficiary or others; (v) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property by whomsoever pledged or mortgaged to secure or howsoever securing the Obligations or any liabilities or obligations (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof and/or any offset thereagainst; (vi) apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of the Company and the other Loan Parties to the Lender Beneficiaries under any of the Financing Agreements or any other Facility Agreement in the manner provided therein regardless of what obligations and liabilities remain unpaid; (vii) consent to or waive any breach of, or any act, omission or default under, any Financing Agreement or any other Facility Agreement (including the obligation to achieve Final Completion with respect to either Project or the obligations set forth in the Relevant Provisions) or otherwise amend, modify or supplement (with the consent of the Company or other Loan Parties, if required by such documents) any Financing Agreement or any other Facility Agreement (including the obligation to achieve Final Completion with respect to either Project, or the obligations set forth in the Relevant Provisions) or any of such other instruments or agreements; and/or (viii) act or fail to act in any manner referred to in this Guaranty which may deprive Completion Guarantor of any right to subrogation which Completion Guarantor may, notwithstanding the provisions of Section 7, have against the Company or the other Loan Parties to recover full indemnity for any payments made pursuant to this Guaranty or of any right of contribution which Completion Guarantor may have against any other party.

(d) No invalidity, irregularity or unenforceability of the Obligations shall affect, impair, or be a defense to this Guaranty, which is a primary obligation of Completion Guarantor.

(e) This is a continuing Guaranty (subject to Section 2(c) below) and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. In the event that, notwithstanding the provisions of Section 1(a) hereof, this Guaranty shall be deemed revocable in accordance with applicable law, then any such revocation shall become effective only upon receipt by each Agent Beneficiary and the Disbursement Agent of written notice of revocation signed by Completion Guarantor. No revocation or termination hereof shall affect in any manner rights arising under this Guaranty with respect to Obligations (i) arising prior to receipt by each Agent Beneficiary and the Disbursement Agent of written notice of such revocation or termination and the sole effect of revocation and termination hereof shall be to exclude from this Guaranty any Obligations thereafter arising which are unconnected with Obligations theretofore arising or transactions theretofore entered into or (ii) arising as a result of an Event of Default under the Disbursement Agreement occurring by reason of the revocation or termination of this Guaranty.

(f) If and to the extent required in order for the Obligations of Completion Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of Completion Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by Completion Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation. Completion Guarantor acknowledges and agrees that, to the extent not prohibited by applicable law, (i) it (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including Completion Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Guaranty, (ii) it (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including Completion Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 1(f) or to reduce, or request judicial relief reducing, the amount of its liability under this Guaranty, and (iii) the limitation set forth in this Section 1(f) may be enforced only to the extent required under such laws in order for the obligations of Completion Guarantor under this Guaranty to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of Completion Guarantor or other Person entitled, under such laws, to enforce the provisions thereof.

(g) Completion Guarantor agrees to pay, and to save the Lender Beneficiaries harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with this Guaranty. Completion Guarantor agrees that the provisions of Section 2.20 of the Bank Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, as if Completion

Guarantor were a “Guarantor” under and as defined in the Bank Credit Agreement for purposes only of such provisions, and each Lender Beneficiary shall be entitled to rely on such provisions as if they were fully set forth herein.

2. Completion Guaranty Deposit Account.

(a) As security for Completion Guarantor’s obligations hereunder, Completion Guarantor shall (i) on or prior to the Closing Date, establish or cause to be established the Completion Guaranty Deposit Account and deposit in the Completion Guaranty Deposit Account, in cash or Permitted Investments, Fifty Million Dollars ($50,000,000) and (ii) on the Phase I Substantial Completion Date (if the Phase II Approval Date shall have previously occurred) or on the Phase II Approval Date (if such date occurs after the Phase I Substantial Completion Date), deposit in the Completion Guaranty Deposit Account, in cash or Permitted Investments, any additional amount required to be deposited in the Completion Guaranty Deposit Account in order for the Company to comply with Section 5.1.3 of the Disbursement Agreement, to the extent such Section 5.1.3 is applicable.

(b) The Agent Beneficiaries shall have the right to instruct the Disbursement Agent (or cause the Disbursement Agent to be instructed) to withdraw funds from the Completion Guaranty Deposit Account at the following times and in the following amounts and apply such amounts as provided in clause (d) below:

(i) On any date on which the Company is required to (but does not prior to 11:00 a.m. New York, New York time) transfer amounts from the Completion Guaranty Deposit Account to the Company’s Funds Account or the Disbursement Account, as required by Section 5.5.3 of the Disbursement Agreement, in an amount equal to the amount so required to be transferred by the Company, and the amounts so transferred shall be deemed to be a dividend from Completion Guarantor to the Company; and

(ii) Upon (A) the occurrence of an Event of Default, (B) the dissolution or liquidation of Completion Guarantor, or the Bankruptcy of Completion Guarantor, (C) the breach by Completion Guarantor of any of its obligations hereunder (including its obligations under Section 5) or (D) the occurrence of an Event of Loss, in each case following which the Company is required to transfer amounts on deposit in the Completion Guaranty Deposit Account to the Company’s Funds Account, transfer the full amount of funds then on deposit in the Completion Guaranty Deposit Account to the Company’s Funds Account, and the amounts so transferred shall be deemed to be a dividend from Completion Guarantor to the Company.

(c) On the Completion Guaranty Release Date, the Lender Beneficiaries or the Disbursement Agent shall release or cause to be released the amounts contemplated in Section 2.8(d) of the Disbursement Agreement to the Company, and the amounts so released shall be deemed to be a dividend from Completion Guarantor to the Company. On the Final Completion Date for the Phase I Project, the Lender Beneficiaries or the Disbursement Agent shall release or cause to be released to the Company any amounts in excess of Thirty Million Dollars ($30,000,000), and the amounts so released shall be deemed to be a dividend from Completion Guarantor to the Company. On the Last Project Final Completion Date, (i) the Lender Beneficiaries or the Disbursement Agent shall release or cause to be released all amounts remaining in the Completion Guaranty Deposit Account to the Company, and the amounts so released shall be deemed to be a dividend from Completion Guarantor to the Company and (ii) this Guaranty shall, except for the provisions set forth in Sections 7, 8 and 9 below and subject to Section 19, automatically terminate and be of no force or effect. The provisions of Sections 7, 8 and 9 below shall, subject to Section 19, survive until all the Obligations have been paid in full.

(d) The Agent Beneficiaries or the Disbursement Agent shall apply (or cause to be applied) the proceeds of any withdrawal from the Completion Guaranty Deposit Account under Section 2(b)(i) and Sections 2(b)(ii)(A), (B) and (C) above to the satisfaction of the Company’s obligation to cause funds to be deposited into the Company’s Funds Account or the Disbursement Account, as the case may be, pursuant to Section 5.5.3 of the Disbursement Agreement. The Company shall apply (or cause to be applied) the proceeds of any withdrawal under Section 2(b)(ii)(D) above, as permitted under Section 8 of the Bank Credit Agreement or Article 6 of the 2014 Notes Indenture and, in any event, as otherwise permitted by Section 3 hereof.

(e) The Agent Beneficiaries or the Disbursement Agent shall withdraw or cause to be withdrawn any interest or other earnings which accrue on amounts on deposit in the Completion Guaranty Deposit Account and shall deposit or cause to be deposited such amounts in the Company’s Funds Account, all in accordance with the Completion Guaranty Collateral Account Agreement.

3. Safekeeping of Completion Guaranty Deposit Account.

(a) Amounts deposited in the Completion Guaranty Deposit Account shall be applied exclusively as provided in this Guaranty and in accordance with the Completion Guaranty Collateral Account Agreement and the Disbursement Agreement, and the Agent Beneficiaries shall at all times act and direct (or cause to be directed) the securities intermediary under the Completion Guaranty Collateral Account Agreement so as to implement the application of funds provisions and procedures set forth herein and therein. The Agent Beneficiaries are hereby authorized to direct (and cause to be directed) such securities intermediary to reduce to cash any Permitted Investment (without regard to maturity) in order to make any required application. No amount held in the Completion Guaranty Deposit Account shall be disbursed or applied except in accordance with the provisions of the Disbursement Agreement, the Completion Guaranty Collateral Account Agreement and this Agreement.

(b) The Agent Beneficiaries shall take such actions within their control that they customarily take in the conduct of their business to protect the Completion Guaranty Deposit Account and all cash, funds and Permitted Investments from time to time deposited therein, as well as any proceeds therefrom (collectively, the “Guaranty Collateral”) and maintain the same free and clear of all liens, security interests, safekeeping or other charges, demands and claims of any nature whatsoever now or hereafter arising in favor of any parties other than the Secured Parties or any other Lender Beneficiary (collectively, “Third Party Claims”); it being understood, however, that the foregoing shall in no way be deemed to be a guaranty or other assurance by the Agent Beneficiaries that Third Party Claims will not arise.

(c) The Disbursement Agent shall take any other steps from time to time requested by the Agent Beneficiaries to confirm or cause the securities intermediary under the Completion Guaranty Collateral Account Agreement to confirm and maintain the priority of the security interests in the Guaranty Collateral.

4. Representations and Warranties. Completion Guarantor makes the representations and warranties set forth below to the Funding Agents and the Disbursement Agent as of the date hereof:

(a) Completion Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite limited liability company power and authority to (i) carry on its business as now conducted, (ii) own and operate the properties it purports to own, (iii) incur indebtedness and create a lien on the Guaranty Collateral and (iv) execute, deliver and perform under this Guaranty.

(b) Completion Guarantor has duly authorized, executed and delivered this Guaranty and neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby nor the compliance with the terms hereof (i) contravenes the formation documents or any other Legal Requirement applicable to or binding on Completion Guarantor, (ii) contravenes or results in any breach or constitutes any default under, or results in or requires the creation of any Lien upon any of Completion Guarantor’s properties or under any agreement or instrument to which Completion Guarantor is a party or by which it or any of its properties may be bound, or (c) does or will require the consent or approval of any Person which has not previously been obtained.

(c) All governmental authorizations and actions necessary to be obtained, made or taken by Completion Guarantor in connection with the execution and delivery by Completion Guarantor of this Guaranty and the performance of its Obligations hereunder have been obtained or performed and are valid and in full force and effect.

(d) This Guaranty constitutes the legal, valid and binding obligation of Completion Guarantor, enforceable against Completion Guarantor in accordance with the terms of this Guaranty, subject to applicable bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether enforcement is sought by proceedings in equity or law).

(e) There is no pending or, to the best of Completion Guarantor’s knowledge, threatened action or proceeding affecting Completion Guarantor before any court, governmental agency or arbitrator, which might reasonably be expected to materially and adversely affect the financial condition, results of operations, business or prospects of Completion Guarantor or the ability of Completion Guarantor to perform its obligations under this Guaranty.

(f) Completion Guarantor possesses all franchises, certificates, licenses, permits and other governmental authorizations and approvals necessary for it to perform its obligations under this Guaranty.

(g) Completion Guarantor has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Company, and Completion Guarantor now is and hereafter will be familiar with the businesses, operations and condition (financial and otherwise) of the Company.

(h) Completion Guarantor is not an investment company within the meaning of the Investment Company Act of 1940.

(i) Completion Guarantor is, and immediately after giving effect to the incurrence of its obligations under this Guaranty will be, Solvent (as defined in the Credit Agreement in effect on the date hereof).

5. Covenants. So long as this Guaranty is in effect, Completion Guarantor agrees that:

(a) it will preserve, renew and keep in full force and effect its limited liability company existence and it will not amend, revise or modify its organizational documents;

(b) it will comply with Section 2.6 and Articles VII and VIII of the First Amended and Restated Operating Agreement of Wynn Completion Guarantor, LLC, adopted as of December 14, 2004, as in effect on the date of this Guaranty;

(c) it will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it for it to perform its obligations under this Guaranty and will obtain any such consent that may become necessary in the future;

(d) it will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guaranty;

(e) promptly, and in any event within thirty (30) Banking Days after obtaining knowledge thereof, Completion Guarantor will give to each Agent Beneficiary and the Disbursement Agent notice of the occurrence of any litigation or governmental proceeding (i) pending against Completion Guarantor which, if adversely determined, has a reasonable possibility of adversely affecting Completion Guarantor’s ability to comply with this Guaranty or (ii) which relates to this Guaranty; and

(f) it will deliver such other documents and other information reasonably requested by any Agent Beneficiary or the Disbursement Agent.

6. Waiver. To the fullest extent permitted by law, Completion Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation (a) any right to require any Lender Beneficiary or the Disbursement Agent to proceed against the Company or any other person or to proceed against or exhaust any security held by any Lender Beneficiary or the Disbursement Agent at any time or to pursue any other remedy in the power of any Lender Beneficiary or the Disbursement Agent before proceeding against Completion Guarantor (including any right or claim of right to cause a marshalling of a debtor’s assets or to proceed against Completion Guarantor, any debtor or any other guarantor of any debtor’s obligations in any particular order, including, without limitation, any right arising under Nevada Revised Statutes Section 40.430 to the fullest extent permitted by Nevada Revised Statutes 40.495(2)), (b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Company or any other Person or the failure of any Lender Beneficiary or the Disbursement Agent to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Company or any other Person, (c) demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Company, any Lender Beneficiary, the Disbursement Agent, any endorser or creditor of the Company or Completion Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by any Lender Beneficiary, or the Disbursement Agent as collateral or in connection with any Obligations, (d) any defense based upon an election of remedies by any Lender Beneficiary, the Collateral Agent or any collateral agent on their behalf, or the Disbursement Agent, including without limitation an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs any subrogation rights which Completion Guarantor may, notwithstanding the provisions of Sections 7 and 8, have against the Company, any right which Completion Guarantor may, notwithstanding the provisions of Sections 7 and 8, have to proceed against the Company for reimbursement, or both, (e) any defense based on any offset against any amounts which may be owed by any Person to Completion Guarantor for any reason whatsoever, (f) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Company or the failure by the Company to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Financing Agreements or any other Facility Agreement, (g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal provided, that, upon payment in full of the Obligations, this Guaranty shall no longer be of any force or effect, (h) any defense, setoff or counterclaim which may at any time be available to or asserted by the Company against any Lender Beneficiary, the Disbursement Agent, the Construction Consultant or any other Person under any of the Financing Agreements or any other Facility Agreement, including in connection with the exercise of any judgment by the Disbursement Agent, the Construction Consultant or any other Person under the Disbursement Agreement or by reason of the delay or failure by the Disbursement Agent or the Construction Consultant or any other Person to perform their duties thereunder, (i) any duty on the part of any Lender Beneficiary or the Disbursement Agent to disclose to Completion Guarantor any facts any such Person may now or hereafter know about the Company, regardless of whether such person has reason to believe that any such facts materially increase the risk beyond that which Completion Guarantor intends to assume, or have reason to believe that such facts are unknown to Completion Guarantor, or have a reasonable opportunity to communicate such facts to Completion Guarantor, and Completion Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of the Company and the other Loan Parties and of all circumstances bearing on the risk of non-payment of any obligations and liabilities hereby guaranteed, (j) the fact that Completion Guarantor may at any time in the future no longer be a subsidiary of the Company, (k) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Disbursement Agreement (including the Relevant Provisions), any other Facility Agreement or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Disbursement Agreement (including the Relevant Provisions), any other Financing Agreement or any other Facility Agreement, (l) any defense arising because of any Lender Beneficiary’s or the Disbursement Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and (m) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

7. Subordination. All existing and future indebtedness of the Company and the other Loan Parties to Completion Guarantor is hereby subordinated to all obligations and liabilities of all kinds and nature (including the “Obligations” (as defined in the Disbursement Agreement)) of the Company to the Lender Beneficiaries, including the obligations and liabilities hereby guaranteed. Without the prior written consent of the Bank Agent, such subordinated indebtedness shall not be paid or withdrawn in whole or in part, nor shall Completion Guarantor accept any payment of or on account of any such indebtedness until all the Obligations have been repaid in full. At the Bank Agent’s request, if an Event of Default under the Disbursement Agreement has occurred and is continuing, Completion Guarantor shall cause Company to pay to the Collateral Agent for the benefit of the “First Lien Secured Parties” (as defined in the Intercreditor Agreement) all or any part of such subordinated indebtedness. Any payment by Company or any other Loan Party in violation of this Guaranty shall be received by Completion Guarantor in trust for Lender Beneficiaries, and Completion Guarantor shall cause the same to be paid to Lender Beneficiaries immediately upon demand by the Bank Agent on account of Company’s obligations and liabilities hereby guaranteed. Completion Guarantor shall not assign all or any portion of such indebtedness while this Guaranty remains in effect. Any attempted assignment of such indebtedness in violation of the provisions hereof shall be void.

8. Subrogation. Until all Obligations have been paid in full, (a) Completion Guarantor shall not have any right of subrogation and waives all rights to enforce any remedy which the Lender Beneficiaries or the Disbursement Agent now have or may hereafter have against the Company and the other Loan Parties, and waives the benefit of, and all rights to participate in, any security now or hereafter held by the Lender Beneficiaries or the Disbursement Agent from the Company or the other Loan Parties and (b) Completion Guarantor waives any claim, right or remedy which Completion

Guarantor may now have or hereafter acquire against the Company or the other Loan Parties that arises hereunder and/or from the performance by Completion Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Lender Beneficiaries or the Disbursement Agent against the Company or the other Loan Parties, or any security which the Lender Beneficiaries or the Disbursement Agent now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

9. Bankruptcy.

(a) So long as any of the Obligations are owed to any Lender Beneficiaries, Completion Guarantor shall not commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against the Company or any other Loan Party. The obligations of Completion Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Company or any other Loan Party, or by any defense which the Company or any other Loan Party may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) So long as any Obligations are owed to any Lender Beneficiaries, to the extent of such Obligations, Completion Guarantor shall file, in any bankruptcy or other proceeding of or against the Company or any other Loan Party in which the filing of proofs of claims is required or permitted by law, all claims which Completion Guarantor may have against the Company or any other Loan Party (but only to the extent) relating to any indebtedness of the Company or such other Loan Party to Completion Guarantor, and hereby assigns to the Agent Beneficiaries all rights of Completion Guarantor thereunder. If Completion Guarantor does not file any such claim, each of the Agent Beneficiaries as attorney-in-fact for Completion Guarantor is hereby authorized to do so in the name of Completion Guarantor or, in the discretion of any such Agent Beneficiary, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of such nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Agent Beneficiary nominees shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the person authorized to pay such a claim shall pay the same to the Agent Beneficiaries to the extent of any Obligations which then remain unpaid, and, to the full extent necessary for that purpose, Completion Guarantor hereby assigns to the Agent Beneficiaries all of Completion Guarantor’s rights to all such payments or distributions to which Completion Guarantor would otherwise be entitled; provided, however, that Completion Guarantor’s obligations hereunder shall not be satisfied except to the extent that the Agent Beneficiaries (or the Collateral Agent on their behalf) receive cash by reason of any such payment or distribution. If the Agent Beneficiaries (or the Collateral Agent on their behalf) receive anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty.

10. Successions or Assignments.

(a) This Guaranty shall inure to the benefit of the successors or assigns of the Lender Beneficiaries who shall have, to the extent of their interest, the rights of the Lender Beneficiaries hereunder.

(b) This Guaranty is binding upon Completion Guarantor and its successors. Completion Guarantor is not entitled to assign its obligations hereunder to any other person or entity, and any purported assignment in violation of this provision shall be void.

11. Waivers.

(a) No delay on the part of any Lender Beneficiary or the Disbursement Agent in exercising any of its rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by any Lender Beneficiary or the Disbursement Agent, with or without notice to Completion Guarantor or anyone else, shall constitute a waiver of any rights or shall affect or impair this Guaranty.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY OR RELATING TO THE SUBJECT MATTER OF THIS GUARANTY AND THE RELATIONSHIP BETWEEN COMPLETION GUARANTOR AND THE LENDER BENEFICIARIES AND THE DISBURSEMENT AGENT THAT IS BEING ESTABLISHED. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THE PARTIES HERETO HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY, AND THAT EACH OF THE PARTIES HERETO WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12. Interpretation. The section headings in this Guaranty are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

13. Notices. All notices in connection with this Guaranty shall be given by notice in writing hand-delivered or sent by facsimile transmission or by certified mail return-receipt requested (airmail, if overseas), postage prepaid. All such notices shall be sent to the appropriate telecopier number or address, as the case may be, set forth in Section 17 below or to such other number or address as shall have been subsequently specified by written notice to the other party, and shall be sent with copies, if any, as indicated below. All such notices shall be effective upon receipt, and confirmation by answerback of any such notice so sent by telecopier shall be sufficient evidence of receipt thereof.

14. Amendments. This Guaranty may be amended only with the written consent of the parties hereto.

15. Jurisdiction; Governing Law.

(a) Any action or proceeding relating in any way to this Guaranty may be brought and enforced in the courts of the State of New York in Manhattan or of the United States for the Southern District of New York. Any such process or summons in connection with any such action or proceeding may be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed to Completion Guarantor as provided for notices hereunder.

(b) This Guaranty and the rights and obligations of Completion Guarantor, the Agent Beneficiaries and the Disbursement Agent hereunder shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

16. Integration of Terms. This Guaranty contains the entire agreement between Completion Guarantor, the Agent Beneficiaries and the Disbursement Agent relating to the subject matter hereof and supersedes all oral statements and prior writing with respect hereto.

17. Addresses.

(a)	The address of Completion Guarantor for notices is:

Wynn Completion Guarantor, LLC
c/o Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: President
Facsimile Number: (702) 770-1100

with a copy to:

Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: General Counsel
Facsimile Number: (702) 770-1520

with an additional copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attn: Jerome L. Coben
Facsimile Number: (213) 687-5600

(b)	The address of the Bank Agent for notices is:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank Securities Inc.
200 Crescent Court, Suite 550
Dallas, Texas 75201
Attn: Gerard Dupont
Facsimile Number: (214) 740-7910

(c)	The address of the 2014 Notes Indenture Trustee for notices is:

U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
St. Paul, MN 55107
Attn: Lori Rosenberg
Facsimile No.: (651) 495-8097

(d)	The address of the Disbursement Agent for notices is:

Deutsche Bank Trust Company Americas
60 Wall Street, 11th Floor
New York, New York 10005
Attention: Amy Sinensky
Facsimile Number: (212) 797-4885

18. Interest; Collection Expenses. Any amount required to be paid by Completion Guarantor pursuant to the terms hereof shall bear interest at the highest default rate provided in the Financing Agreements or the maximum rate permitted by law, whichever is less, from the date due until paid in full. If any Agent Beneficiary (or the Collateral Agent or the Disbursement Agent on behalf of any of them) is required to pursue any remedy against Completion Guarantor hereunder, Completion Guarantor shall pay to the Agent Beneficiaries, the Collateral Agent or the Disbursement Agent, as the case may be, upon demand, all reasonable attorneys’ fees and expenses all other reasonable costs and expenses incurred by the Agent Beneficiaries, the Collateral Agent or the Disbursement Agent in enforcing this Guaranty.

19. Reinstatement of Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment to or on behalf of the Company or by the Company under the Financing Agreements or any other Facility Agreement or by Completion Guarantor hereunder is rescinded or must otherwise be returned by the Agent Beneficiaries (or the Collateral Agent or the Disbursement Agent on behalf of any of them) upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Company or otherwise, all as though such payment had not been made.

20. Counterparts. The Guaranty may be executed in one or more duplicate counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement.

21. Agents.

(a) The Agent Beneficiaries may appoint or designate the Collateral Agent and/or the Disbursement Agent to exercise or enforce their rights and remedies under this Guaranty and to otherwise act on their behalf in all matters related hereto. Completion Guarantor shall respect and treat any and all actions so taken by the Collateral Agent and/or the Disbursement Agent as if taken by the Agent Beneficiaries.

(b) All references in this Guaranty to the Disbursement Agent shall mean and be construed as the Disbursement Agent acting pursuant to the Disbursement Agreement. All references in this Guaranty to the Collateral Agent shall mean and be construed as the Collateral Agent acting pursuant to the Intercreditor Agreement.

22. No Benefit to the Company. This Guaranty is for the benefit of only the Lender Beneficiaries and is not for the benefit of the Company or the other Loan Parties. This Guaranty shall not be deemed to be a contract to make a loan, or extend other debt financing or financial accommodation, for the benefit of the Company or the other Loan Parties, in each case within the meaning of Section 365(e) of the Bankruptcy Code.

23. Intercreditor Agreement. All rights and remedies of any “Project Credit Parties” on behalf of any “Second Lien Secured Parties” (as each such term is defined in the Intercreditor Agreement) hereunder are, as among the Agent Beneficiaries, subject to the terms of the Intercreditor Agreement. This provision is for the benefit of, and may be enforced exclusively by, the Agent Beneficiaries which are “First Lien Secured Parties” (as defined in the Intercreditor Agreement) or their representatives only. For the avoidance of doubt, this provision is not for the benefit of Completion Guarantor and may not, under any circumstances, be enforced by Completion Guarantor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Completion Guarantor has caused this Guaranty to be duly executed and delivered as of the day and year first written above.

WYNN COMPLETION GUARANTOR, LLC,
a Nevada limited liability company,
as Completion Guarantor

By:	WYNN LAS VEGAS, LLC,
a Nevada limited liability company,
its control manager

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited,
a Nevada corporation,
its sole member

			By:	/s/ Marc H. Rubinstein
			Name:	Marc H. Rubinstein
			Title:	Senior Vice President

Agreed and accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Bank Agent

By:	/s/ Steven P. Lapham
Name:	Steven P. Lapham
Title:	Managing Director

By:	/s/ Brenda Casey
Name:	Brenda Casey
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as the 2014 Notes Indenture Trustee

By:	/s/ Lori Anne Rosenberg
Name:	Lori Anne Rosenberg
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Disbursement Agent

By:	/s/ Steven P. Lapham
Name:	Steven P. Lapham
Title:	Managing Director

By:	/s/ Brenda Casey
Name:	Brenda Casey
Title:	Vice President